Exhibit 10.21

SECOND AMENDMENT TO LICENSE AGREEMENT BETWEEN LANKENAU
INSTITUTE FOR MEDICAL RESEARCH AND NEWLINK GENETICS
CORPORATION DATED JULY 7, 2005

This Second Amendment to the License Agreement (“Second Amendment”) between Lankenau Institute for Medical Research (“LIMR”) and NewLink Genetics Corporation (“NewLink” or “Company”) is made on this 11th day of September, 2007 (“Effective Date”).

WHEREAS, NewLink entered into a certain License Agreement with LIMR dated July 7, 2005 pursuant to which NewLink was granted a license for certain intellectual property owned by LIMR, which was amended by a certain First Amendment to the Original Agreement with LIMR dated May 22, 2006 (as amended, the “Original Agreement”) pursuant to which NewLink was granted a license for certain Additional Technology referred to as [*]; and

WHEREAS, LIMR owns technology developed by its employee-investigator, George Prendergast, PhD, that is related to the technology licensed by LIMR to NewLink under the Original Agreement; and

WHEREAS, Pursuant to and in accordance with Section 2.a. of the Original Agreement LIMR must notify NewLink of and provide NewLink with a “first look” at any additional research findings that directly result from the use of the technology described in Patent Applications [*]; and

WHEREAS, LIMR has provided NewLink with such notice and information regarding [*] (“Subsequent Additional Technology”) and NewLink would like to license the Subsequent Additional Technology.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and for the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.                                      Incorporation of Preamble and Recitals.  The Preamble and Recitals set forth above are incorporated into this Second Amendment as if set forth in full.

2.                                      Definitions.  All capitalized terms used in this Second Amendment and not defined herein shall have the meaning given to them in the Original

Agreement.  From and after the Effective Date hereof, the term “Agreement” as used herein and in the Original Agreement shall mean the Original Agreement as amended by this Second Amendment.

3.                                      Section 1(e).  Section 1(e) of the Original Agreement is amended and restated in its entirety as follows:

“LIMR Technology.  “LIMR Technology” shall mean the technology described in Patent Applications [*] (“Originally Licensed Technology”), the technology described in Patent Application [*] (“Additional Technology”), and the technology described in Patent Application [*] (“Subsequent Additional Technology”; the Originally Licensed Technology, the Additional Technology, and the Subsequent Additional Technology shall be referred to together as the “LIMR Technology.”) as well as in all future patent applications derived from the above mentioned applications such as international, divisional, amended, continuations and/or continuations-in-part patent applications.”

4.                                      Section 1(g).  Section 1(g) of the Original Agreement is amended by changing the period at the end of said Section to a comma and adding thereafter the following:  “and [*]”

5.                                      Section 2(a).  The first sentence of Section 2(a) of the Original Agreement is amended and restated as follows:

“LIMR hereby grants to Company an exclusive, world-wide, royalty-bearing license (“License”) under the LIMR Technology and the Patent Rights for LIMR Technology described in Patent Applications [*] and the Patent Rights to make, have made, use and/or sell the Licensed Product in the field of human and animal therapeutics and diagnostics (the “Field”).

The last sentence of Section 2(a) is also amended by changing the period at the end thereof to a comma and adding thereafter the following:  “and [*]”

6.                                      Section 7.  Section 7 of the Original Agreement is amended and restated in its entirety as follows:

“a.  Initial Fee.  Upon execution of this Agreement, which occurred as of July 7, 2005, NewLink shall pay to LIMR a License Initiation Fee of

[*], the receipt of which LIMR hereby acknowledges.

b.  Annual Fee.  NewLink shall pay LIMR an annual license fee on account of the Original Technology of [*] which shall be due and payable on July 7 of each year during the term of this Agreement.  NewLink shall also pay LIMR an annual license fee on account of the Additional Technology of [*] which shall be due and payable on May 22 of each year during the term of this Agreement and an annual license fee on account of the Subsequent Additional Technology of [*] which shall be due and payable on each anniversary of the date of the Second Amendment to the License Agreement.”

7.                                      License Initiation Fee for Subsequent Additional Technology.  Upon execution of this Second Amendment by NewLink, NewLink shall pay to LIMR a license initiation fee of [*].

8.                                      Entire Agreement.  The Original Agreement as amended by this Second Amendment shall constitute the entire agreement between the parties with respect to the subject matter hereof.  Except as expressly amended hereby, the Original Agreement is hereby ratified and confirmed.  In the event of a conflict between the terms of the Original Agreement and the terms of this Second Amendment, the terms of this Second Amendment shall prevail.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Amendment to be executed by their duly authorized representatives.

Lankenau Institute for Medical Research		NewLink Genetics Corporation

By:	/s/ Edward L. Jones, Jr.	By:	/s/ Nicholas Vahanian

Title:	Chairman	Title:	Chief Medical and Operations Officer

Date:	9/18/07	Date:	9/11/07